                                    EXHIBIT 1

                     CANADA MORTGAGE AND HOUSING CORPORATION

Unless otherwise indicated, dollar amounts hereafter in this document are expressed in Canadian dollars. On June 11, 2003 the noon buying rate in New York City payable in Canadian dollars ("$"), as reported by the Federal Reserve Bank of New York, was $1.3545 = 1 United States dollars ("U.S.$").

                     CANADA MORTGAGE AND HOUSING CORPORATION

                               GENERAL INFORMATION

AGENCY AND CROWN CORPORATION STATUS

     Canada Mortgage and Housing Corporation ("CMHC") is an agent of Her Majesty in right of Canada by virtue of the Canada Mortgage and Housing Corporation Act (the "CMHC Act") and is a Crown corporation wholly-owned by Canada. Crown corporations are established by the Parliament of Canada for many purposes, including the administration and management of public services in which business enterprise and public accountability must be combined. CMHC is accountable for its affairs to Parliament through the Cabinet Minister designated for CMHC.

     All assets and liabilities of agent Crown corporations like CMHC are assets and liabilities of Canada. Accordingly, as an agent of Her Majesty, the payment of principal of and any interest or premium on all securities issued by CMHC carries the full faith and credit of Canada and all such securities constitute direct unconditional obligations of and by Canada. Payment of the principal of, and interest, if any, on securities issued by CMHC constitute a charge on and are payable out of the Consolidated Revenue Fund of Canada (the "CRF"). The CRF is the aggregate of all public moneys, such as tax revenues, which are on deposit at the credit of the Receiver General for Canada, the public officer who receives or collects public moneys for and on behalf of Canada.

ROLE AND HISTORY

     CMHC was established by the CMHC Act in 1946 to administer federal housing legislation. The present name was adopted in 1979.

     The principal role of CMHC is the administration of the National Housing Act (the "NHA"). CMHC achieves its mandate through the following four business pillars: insurance and securitization, assisted housing, research and information transfer, and international activities. They are designed to: (i) improve housing choice and affordability for Canadians; (ii) improve housing and living conditions for Canadians; (iii) support market competitiveness, job creation and housing sector well-being; and (iv) be a progressive and responsive organization of the Government of Canada.

INSURANCE AND SECURITIZATION

     To facilitate access to affordable housing finance options, CMHC provides mortgage loan insurance to approved lenders that protects against possible borrower default on residential mortgages, allowing lenders to offer mortgages at the lowest possible rates and borrowers to access home ownership with as little as a five (5) per cent down payment. Mortgage insurance is also available for the financing of multi-residential properties. This provides landlords and developers with access to low-cost financing of up to 85% of the loan-to-value ratio of the property, which helps ensure a supply of affordable rental housing units. CMHC also guarantees the timely payment of principal and interest on Canada Mortgage Bonds ("CMB") and NHA Mortgage-Backed Securities, increasing the supply of low-cost mortgage funds through secondary mortgage markets. CMBs are semi-annual coupon, bullet-maturity bonds issued by a special purpose trust known as Canada Housing Trust.

ASSISTED HOUSING

     Through assisted housing programs and initiatives, CMHC ensures that federal housing subsidies address national housing objectives, helps develop affordable housing without ongoing government subsidies, provides on-reserve assistance and capacity development, and undertakes special housing initiatives. Through long-standing arrangements with the provinces, territories, First Nations, non-profit and co-operative groups, funding is provided to support Canada's existing social housing stock and for new commitments. CMHC also makes direct loans which helps lower the cost of social housing by providing loans at attractive interest rates. The creation of affordable housing is facilitated through public-private partnerships involving creative financing arrangements, and a variety of strategic initiatives are in place to assist Canadians who require support in meeting their housing needs and prolonging the life of existing homes.

RESEARCH AND INFORMATION TRANSFER

     CMHC is a key Canadian source of reliable and objective information on national and regional housing issues and international housing markets. CMHC undertakes directed research in nine priority research areas, and supports responsive programs such as the CMHC Housing Awards Program, the Affordability and Choice Today ("ACT") Program and the External Research Program. CMHC's Market Analysis Centre ("MAC") supports the housing market by conducting surveys and providing timely, extensive analysis and forecasts of economic, housing, and mortage market trends and conditions at national, regional and local levels. CMHC's research, market analysis and information transfer activities promote innovation in the housing sector, increase industry competitiveness and consumer choice, and contribute to the achievement of federal policy priorities.

INTERNATIONAL ACTIVITIES

     CMHC promotes exports and international business for Canada's housing industry by working to increase the recognition and acceptance of Canada's housing products, services and expertise in priority markets around the world. Relationships are diversified and expanded through missions, market research, government-to-government liaison and promotional initiatives. Through cooperative agreements, CMHC assists other countries in the establishment of housing finance and other systems required to improve their housing sector. CMHC also receives foreign delegations interested in housing and represents Canada internationally on housing and human settlements issues.

HISTORY

     CMHC, the national housing agency of the Government of Canada, was established in 1946 to promote the construction of new houses, the repair and modernization of existing houses, and the improvement of housing and living conditions. CMHC advises the Government of Canada in housing and related matters and administers national housing policies and programs.

     CMHC began in 1946 as a provider of mortgage money, directly and indirectly. It helped borrowers with limited means obtain housing finance at more favourable terms and conditions. Beneficiaries included buyers of modest homes and providers of low-income housing.

     In 1954, CMHC introduced insured mortgage financing, which brought banks and other financial institutions into the mortgage market. In Canada, mortgage loan insurance provided by CMHC or by the private sector is mandatory for most lenders if the ratio of loan to lending value is over 75 per cent. CMHC-insured financing is now a key element in Canada's system of housing finance. It ensures that borrowers everywhere have access to mortgages with low downpayment requirements and competitive interest rates. Mortgage securitization, which often involves CMHC timely-payment guarantee, is another key element. Prior to introducing mortgage securitization in 1987, CMHC's role in the secondary mortgage market involved buying and selling NHA-insured mortgages.

     The need to house the post-war baby boom generation in the 1960s and 1970s brought CMHC into several new areas. In collaboration with the provinces, the municipal sector and non-profit organizations, CMHC was behind the creation of a stock of social housing. CMHC also invested in housing rehabilitation, inner-city revitalization, urban land assembly, community infrastructure and energy-efficient housing. A sizeable amount of resources was devoted to assisting first-time buyers and assisting the industry to produce affordable rental housing.

     Increased collaboration with the provinces and increased targeting of assistance began in the mid-1980s. Today, CMHC partners with the provinces in helping those who are most in need. In 1992, CMHC began direct financing and refinancing of social housing projects previously financed by the private sector. CMHC raises funds in the capital markets at rates commensurate with its crown corporation status for social housing loans at break-even rates, thereby reducing the cost of housing assistance. CMHC also facilitates production of affordable housing without ongoing subsidies through public-private housing partnerships.

     CMHC's current priorities include stimulating affordable housing supply and preserving the existing housing stock. CMHC now uses its commercial flexibility and tools in mortgage insurance and securitization to further housing affordability and choices and to increase competition and efficiency in the housing finance system.

     CMHC promotes good housing and living conditions and supports the housing sector by being a major source of reliable and objective housing information. CMHC's activities in research, market analysis, and information dissemination cover the technical, economic and social aspects of housing. In collaboration with partners from the public, private and volunteer sectors, CMHC identifies priority issues, causes the work to be undertaken, and ensures that the results are widely shared.

     CMHC's national office is located at 700 Montreal Road, Ottawa, Ontario, K1A 0P7 (telephone: 613-748-2000). During 2002, CMHC consumed 1,772 staff years at its national office in Ottawa and its five regional business centres and several local offices across the country.

                       FINANCIAL HIGHLIGHTS OF OPERATIONS

     Financial highlights for the Corporation's main activities, Lending Activity, Insurance and Securitization and Housing Programs are provided below.

LENDING ACTIVITY

     CMHC makes loans and investments in housing programs under various provisions of the NHA. Total loans and investments in housing programs at December 31, 2002 were $14.6 billion. Funding is provided by borrowings from capital markets and the Government of Canada.

     As at December 31, 2002, CMHC had outstanding borrowings from the Government of Canada in the amount of $5.5 billion, and from the capital markets in the amount of $10.1 billion.

INSURANCE AND SECURITIZATION

     The Corporation provides insurance against borrower default on residential mortgages and guarantees the timely payment of principal and interest for investors in securities issued on the basis of housing loans.

     Insurance

     Total loan insurance in force as at December 31, 2002 was approximately $224 billion. Revenues from premiums and fees increased by $70 million in 2002, reaching their highest level in the last five years. Net expenses resulting from claims during 2002 were 58 per cent lower than during 2001.

     Securitization

     On behalf of the Government of Canada, CMHC ensures that there is a steady source of readily available funds for Canadian borrowers by providing a timely payment guarantee on Canada Mortgage Bonds and NHA Mortgage Backed Securities ("MBS"). As at December 31, 2002, there were approximately $45 billion of guarantees in force of which $27 billion was attributable to guarantees related to MBS. Revenues from premiums and fees increased to more than $25 million in 2002.

HOUSING PROGRAMS

     The Government of Canada reimburses CMHC for payments made under the federal government's assisted housing programs and payments made in support of research and information transfer and international activities. The Government also reimburses CMHC for operating expenses related to housing programs. Payments in 2002 were $1.9 billion.

                        CONTROLS AND FINANCING AUTHORITY

BOARD OF DIRECTORS

     CMHC's Board of Directors is responsible for managing the affairs of CMHC and the conduct of its business.

     There are three Board Committees: the Corporate Governance Committee, the Audit Committee, and the Human Resources Committee. The Board of Directors and Principal Officers of CMHC are listed following this narrative.

LEGISLATION

     CMHC's authorities, roles and responsibilities are defined in the Canada Mortgage and Housing Corporation Act ("CMHC Act"), the National Housing Act ("NHA"), and the Financial Administration Act ("FAA").

CANADA MORTGAGE AND HOUSING CORPORATION ACT

     CMHC is incorporated pursuant to the CMHC Act. The CMHC Act establishes CMHC as an agent of Her Majesty in right of Canada. The CMHC Act delineates the constitution as well as the general powers of CMHC. These provisions set forth the requirements for the appointment of CMHC's Board of Directors and officers as well as the roles of the Board and the President. The borrowing powers of CMHC, as well as the statutory limits on CMHC's borrowing in the capital markets, are also set forth in the CMHC Act. CMHC's borrowing limits may also be increased through an Act of Parliament.

NATIONAL HOUSING ACT

     CMHC's principal role is the administration of the NHA. CMHC's mandate as described in the NHA is to promote: housing construction, repair and modernization; housing affordability and choice; improvements to overall living conditions; the availability of low-cost financing; and, the national well-being of the housing sector.

FINANCIAL ADMINISTRATION ACT

     The basic system of financial and budgetary controls for federal government departments and Crown corporations is established under the FAA. CMHC is governed by the CMHC Act and by general provisions of the FAA in respect of management, books of account, records, auditing and reporting. Under the FAA, the Governor-in-Council may give directives to Crown corporations when it is in the public interest to do so, with such directives being implemented promptly and efficiently.

     Under the FAA, CMHC must annually submit a five-year corporate plan (the "Corporate Plan") to the Minister Responsible for CMHC, the Minister of Finance and Treasury Board for approval by the Governor-in-Council. Following approval, a summary is tabled in Parliament by the Minister Responsible for CMHC, after which time the summary becomes a public document. The Corporate Plan sets forth information according to the businesses and activities of CMHC for the next five years and includes annual Operating and Capital Budgets for the financial operations of CMHC.

     The FAA also requires that CMHC's annual financial statements be prepared in accordance with generally accepted accounting principles in Canada and that an annual auditor's report be prepared in respect of CMHC's financial statements. The auditor's report is addressed to the Minister Responsible for CMHC, through whom CMHC is ultimately accountable to Parliament. An annual report on CMHC's operations for the past year, including the annual financial statements and auditor's report, must be submitted to the Minister Responsible for CMHC for presentation to Parliament.

                             INDEBTEDNESS AND EQUITY

     The following table shows the indebtedness and equity of CMHC's business as at December 31, 2002.

                                                        (in millions of dollars)
Short-term indebtedness (1):
    Government of Canada ..........................            $     0
    Capital Market ................................                845

Current portion of long-term indebtedness (2):
    Government of Canada ..........................                244
    Capital Market ................................              1,889
                                                                ------
                                                                 2,133
Long-term indebtedness(2):
    Government of Canada ..........................              5,230
    Capital Market ................................              7,413
                                                                ------
                                                                12,643
Equity of Canada ..................................
    Capital Authorized and Fully Paid .............                 25
    Retained Earnings(3) ..........................              1,784
                                                                ------
                                                                 1,809

Total .............................................            $17,430
                                                               -------

     1. CMHC had undrawn, uncommitted bank lines of credit of $450 million at December 31, 2002.

     2. Long-term indebtedness to Government of Canada, due 2003-2039, bears fixed interest rates from 3.00% to 17.96%, with a weighted average interest rate of 9.04%. Capital market long-term borrowings of $9.3 billion due 2003-2012 were issued at fixed coupon rates of 5.00% to 6.698% with a weighted average coupon rate of 5.56%.

     3. Of the total retained earnings, $348 million is unappropriated, $1,380 million is appropriated and $56 million relates to the Reserved Fund. The Reserved Fund is limited to $100 million.

             CANADA MORTGAGE AND HOUSING CORPORATION  FINANCIAL HIGHLIGHTS

     The following information has been derived from the Financial Statements of CMHC. Management has presented the Financial Statements in accordance with generally accepted accounting principles in Canada. These principles may differ in some respects from generally accepted accounting principles in the United States. The following information should be read in conjunction with the Financial Statements and the Notes to the Financial Statements included elsewhere herein.

     The following financial review provides a historical summary of the financial results for 1998 through 2002. As of 2001, CMHC's financial statements are presented on an integrated basis. Accordingly, prior year figures have been reclassified to conform to this presentation.

BALANCE SHEET
As at 31 December

(in millions of dollars)                        2002     2001     2000     1999     1998
------------------------                        ----     ----     ----     ----     ----
ASSETS
Loans and Investments in Housing Programs     14,601   15,239   15,841   16,084   15,979
Investments in Securities                      5,418    4,482    4,191    3,769    3,330
Cash and Cash Equivalents                      1,439    1,660      631      606      347
Securities Purchased Under Resale Agreements   1,205    1,466    1,273      373      898
Accrued Interest Receivable                      372      427      473      419      465
Accounts Receivable and Other Assets             178      287      218      184      387
Inventory of Real Estate                         106      140      192      235      284
Future Income Tax Assets                          77      103      110       68       78
Due from the Government of Canada                106       18      315      238      252
                                              ------   ------   ------   ------   ------
       Total Assets                           23,502   23,822   23,244   21,976   22,020
                                              ------   ------   ------   ------   ------

LIABILITIES
Borrowings from the Capital Markets           10,147   10,986   10,984   10,806   10,540
Borrowings from the Government of Canada       5,474    5,692    5,924    6,141    6,354
Unearned Premiums and Fees                     3,649    3,141    2,836    2,684    2,417
Securities Sold Under Repurchase Agreements    1,116    1,240      991        0      898
Provision for Claims                             620      695      694      732      836
Accounts Payable and Other Liabilities           442      342      362      479      516
Accrued Interest Payable                         172      233      247      216      231
Securities Sold But Not Yet Purchased             73      228      286      374        0
                                              ------   ------   ------   ------   ------
                                              21,693   22,557   22,324   21,432   21,792
                                              ------   ------   ------   ------   ------
EQUITY OF CANADA
Capital Authorized and Fully Paid                 25       25       25       25       25
Retained Earnings                              1,784    1,240      895      519      203
                                              ------   ------   ------   ------   ------
                                               1,809    1,265      920      544      228
                                              ------   ------   ------   ------   ------
                                              23,502   23,822   23,244   21,976   22,020
                                              ------   ------   ------   ------   ------

INCOME STATEMENT
Year Ended 31 December

(in millions of dollars)                   2002    2001    2000    1999    1998
------------------------                   ----    ----    ----    ----    ----
REVENUES

Interest Earned on Loans and
  Investments in Housing Programs         1,100   1,184   1,242   1,252   1,262
Premiums and Fees                           822     745     697     631     552
Investment Income                           293     278     257     240     207
                                          -----   -----   -----   -----   -----
                                          2,215   2,207   2,196   2,123   2,021
                                          -----   -----   -----   -----   -----
Parliamentary Appropriations for:
     Housing Programs                     1,828   1,789   1,913   1,828   1,772
     Operating Expenses                      81      68      83      58      69
                                          -----   -----   -----   -----   -----
                                          1,909   1,857   1,996   1,886   1,841
                                          -----   -----   -----   -----   -----
                                          4,124   4,064   4,192   4,009   3,862
                                          -----   -----   -----   -----   -----

EXPENSES

Housing Program Expenses                  1,828   1,789   1,913   1,828   1,772
Interest Expense                          1,042   1,120   1,197   1,234   1,237
Net Claims                                  139     335     307     232     375
Operating Expenses                          224     201     208     175     198
Other Expenses                               37      55      55      22      17
                                          -----   -----   -----   -----   -----
                                          3,270   3,500   3,680   3,491   3,599
                                          -----   -----   -----   -----   -----
Income before Income Taxes                  854     564     512     518     263
                                          -----   -----   -----   -----   -----

Income Taxes
   Current                                  284     185     159     193     108
   Future                                    26      34     (23)      9      (5)
                                          -----   -----   -----   -----   -----
                                            310     219     136     202     103
                                          -----   -----   -----   -----   -----
NET INCOME                                  544     345     376     316     160
                                          =====   =====   =====   =====   =====

                                     FUNDING

AUTHORITY TO BORROW

     CMHC had, until 1993, borrowed funds from the CRF ("Consolidated Revenue Fund") for all of its business purposes. The CMHC Act requires that these borrowings be made in accordance with the terms and conditions approved by the Governor-in-Council.

     CMHC's current CRF borrowing agreement with the Government of Canada was approved by Order-in-Council P.C. 1991-295 on February 14, 1991. CMHC now assumes the interest rate risk which was previously borne by the CRF. Order-in-Council P.C. 1991-295 discontinued CMHC's right of prepayment on such borrowings without penalty. The effect of such discontinuation is discussed more fully in Note 11 of the Notes to Financial Statements included elsewhere herein. Since December 1993, CMHC has not borrowed from the CRF. CMHC may, with the approval of the Minister of Finance, borrow money in the capital markets, including issuing and selling bonds, debentures, notes and other evidences of indebtedness. The FAA requires all borrowing to be consistent with the current Corporate Plan.

     CMHC borrows in the capital markets to satisfy the borrowing requirements associated with the financing of social housing mortgages. CMHC borrows money in the capital markets at rates of interest reflecting its Crown corporation status and finances these social housing loans at break-even rates in order to reduce the cost of social housing assistance.

BORROWING LIMITS

     The CMHC Act sets statutory limits on borrowings by CMHC in the capital markets. CMHC's capital markets borrowing ceiling is $20 billion. In addition, the maximum principal amount of capital markets borrowings outstanding at any time may not exceed the amount outlined in CMHC's Corporate Plan and the amount approved by the Minister of Finance. The balance outstanding owed on capital markets borrowings as at December 31, 2002 was $10.1 billion.

     The borrowing program, to date, has included Canadian dollar offerings in the domestic, Euro, and global markets, U.S. dollar offerings in the Euro and global markets, and the issuance of notes through a domestic Medium Term Note program. In 2001, CMHC also established a Euro Medium Term Note program. In addition, CMHC borrows through a commercial paper program in the Canadian capital markets and has established uncommitted lines of credit with several chartered banks.

DEBT RECORD

     CMHC has always paid promptly, when due, the full face amount of the principal of and interest on every direct obligation issued by it and every indirect obligation on which it has been required to implement its guarantee.

CASH MANAGEMENT  AND INVESTMENT ACTIVITIES

     Cash balances are maintained in interest bearing bank deposits. Cash surpluses are invested in short-term marketable securities, such as high grade bankers' acceptances, commercial paper and Canada treasury bills. Other investment activities relate primarily to Insurance and Securitization, with investments in investment-grade money market and fixed income securities and equities. As at December 31, 2002, cash and cash equivalents and investments in securities totaled $6.9 billion. A maximum of 10 percent of investments in securities can be held in equities.

                    BOARD OF DIRECTORS AND PRINCIPAL OFFICERS

BOARD OF DIRECTORS                                            PRINCIPAL OFFICERS
(As at December 31, 2002)                                     (As at December 31, 2002)

PETER R. SMITH                                                JEAN-CLAUDE VILLIARD
Brampton, Ontario                                             President and Chief Executive Officer
Chairman of the Board of Directors
President, Andrin Ltd.                                        KAREN A. KINSLEY
                                                              Vice-President,
JEAN-CLAUDE VILLIARD                                          Insurance and Securitization
Ottawa, Ontario
President and Chief Executive Officer                         JIM MILLAR
Canada Mortgage and Housing Corporation                       Vice-President, Strategic Planning,
                                                              Risk Management and Communications
MICHEL BERUBE
Beauport, Quebec                                              WILLIAM G. MULVIHILL
Vice-President, Ciment Quebec Inc.                            Vice-President, Information Technology and
                                                              Chief Financial Officer
DINO CHIESA
Toronto, Ontario                                              BERTA ZACCARDI
President and CEO,                                            Vice-President,
Residential Equities Real Estate Investment Trust             Human Resources, Legal and Corporate Services

HUGH HERON                                                    DOUGLAS A. STEWART
Willowdale, Ontario                                           Vice-President, Policy and Programs
Principal and Partner, Heron Group of Companies
President, Heron Homes Corporation                            CHARLES D. CHENARD
                                                              General Manager
SOPHIE JONCAS                                                 Quebec Region
St. Hubert, Quebec
Partner, Lapointe, Gagne, Petrone CA                          PETER FRIEDMANN
                                                              General Manager
GRACE KWOK                                                    British Columbia and
Vancouver, British Columbia                                   Yukon Region
Owner and Vice-President Anson Realty Ltd.
                                                              ELIZABETH HUCULAK
ROSE MARIE MACDONALD                                          General Manager
Little Pond, Prince Edward Island                             Prairie, Nunavut and Northwest Territories Region
Real Estate Agent (retired)
                                                              BILL SMITH
LOUIS RANGER                                                  General Manager, Atlantic Region
Ottawa, Ontario
Deputy Minister, Transport Canada                             NELSON MERIZZI
                                                              Ontario Region (Acting)

                                                              SHARON ROSENTZVEIG
                                                              Corporate Secretary

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING
Year ended 31 December 2002

CMHC management is responsible for establishing and maintaining a system of books, records, internal controls and management practices to provide reasonable assurance that: reliable financial information is produced; the assets of the Corporation are safeguarded and controlled; the transactions of the Corporation are in accordance with the relevant legislation and by-laws of the Corporation; the resources of the Corporation are managed efficiently and economically;and the operations of the Corporation are carried out effectively.

        Management is also responsible for the integrity and objectivity of the financial statements of the Corporation. The accompanying financial statements for the year ended 31 December 2002 were prepared in accordance with Canadian generally accepted accounting principles. The financial information contained elsewhere in this report is consistent with that in the financial statements.

        The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises its responsibilities through the Audit Committee which includes a majority of members who are not officers of the Corporation. The Committee meets from time to time with management,internal audit staff,and independent external auditors to review the manner in which these groups are performing their responsibilities and to discuss auditing, internal control, and other relevant financial matters. The Audit Committee has reviewed the financial statements with the external auditors and has submitted its report to the Board of Directors which has approved the financial statements.

        The financial statements have been audited by the joint external auditors, Jean-Guy Poulin, CA, of Mallette, General Partnership and Sheila Fraser, FCA, Auditor General of Canada. Their report provides an independent opinion on the financial statements to the Minister of Transport.

Jean-Claude Villiard                      Bill Mulvihill

/s/ Jean-Claude Villiard                  /s/ Bill Mulvihill


President and Chief Executive Officer      Vice-President,Information Technology
                                           and Chief Financial Officer

AUDITORS' REPORT

To the Minister of Transport

We have audited the balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2002,and the statements of income, retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management,as well as evaluating the overall financial statement presentation.

        In our opinion, these financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2002 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied on a basis consistent with that of the preceding year.

        Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act and the by-laws of the Corporation.

/s/ Sheila Fraser, FCA                                 /s/ Jean-Guy Poulin, CA

Sheila Fraser, FCA                                     Jean-Guy Poulin, CA
Auditor General of Canada                              Mallette
                                                       General Partnership

Ottawa,Canada                                          Quebec City,Canada
21 February 2003

BALANCE SHEET

As at 31 December

(in millions of dollars)                                                     Notes     2002      2001
                                                                            ------    ------    ------
ASSETS

Loans and Investments in Housing Programs                                        3    14,601    15,239
Investments in Securities                                                        4     5,418     4,482
Cash and Cash Equivalents                                                              1,439     1,660
Securities Purchased Under Resale Agreements                                           1,205     1,466
Accrued Interest Receivable                                                              372       427
Accounts Receivable and Other Assets                                                     178       287
Inventory of Real Estate                                                                 106       140
Due from the Government of Canada                                                        106        18
Future Income Tax Assets                                                         5        77       103
                                                                                      ------    ------
                                                                                      23,502    23,822
                                                                                      ------    ------
LIABILITIES

Borrowings from the Capital Markets                                              6    10,147    10,986
Borrowings from the Government of Canada                                         6     5,474     5,692
Unearned Premiums and Fees                                                      14     3,649     3,141
Securities Sold Under Repurchase Agreements                                            1,116     1,240
Provision for Claims                                                            14       620       695
Accounts Payable and Other Liabilities                                                   442       342
Accrued Interest Payable                                                                 172       233
Securities Sold But Not Yet Purchased                                                     73       228
                                                                                      ------    ------
                                                                                      21,693    22,557
                                                                                      ------    ------
EQUITY OF CANADA

Capital Authorized and Fully Paid                                                         25        25
Retained Earnings                                                                7     1,784     1,240
                                                                                      ------    ------
                                                                                       1,809     1,265
                                                                                      ------    ------
                                                                                      23,502    23,822
                                                                                      ======    ======

The accompanying notes are an integral part of the financial statements

Approved by the Board of Directors:


/s/ Peter R.Smith                                  /s/ Dino Chiesa
----------------------------------                 ----------------------------
Peter R.Smith,C.M.                                 Dino Chiesa
Chairman of the Board of Directors                 Chair of the Audit Committee
                                                   of the Board of Directors

INCOME STATEMENT

Year ended 31 December

(in millions of dollars)                Notes      2002      2001      2000
                                        -----     -----     -----     -----
REVENUES

Interest Earned on Loans and Investments
  in Housing Programs                    8,18     1,100     1,184     1,242
Premiums and Fees                                   822       745       697
Investment Income                                   293       278       257
                                                  -----     -----     -----
                                                  2,215     2,207     2,196
                                                  -----     -----     -----
Parliamentary Appropriations for:           8
  Housing Programs                                1,828     1,789     1,913
  Operating Expenses                                 81        68        83
                                                  -----     -----     -----
                                                  1,909     1,857     1,996
                                                  -----     -----     -----
                                                  4,124     4,064     4,192
                                                  -----     -----     -----

EXPENSES

Housing Programs                            8     1,828     1,789     1,913
Interest Expense                                  1,042     1,120     1,197
Operating Expenses                                  224       201       208
Net Claims                                          139       335       307
Other Expenses                           9,18        37        55        55
                                                  -----     -----     -----
                                                  3,270     3,500     3,680
                                                  -----     -----     -----
INCOME BEFORE INCOME TAXES                          854       564       512
                                                  -----     -----     -----

INCOME TAXES                                5
  Current                                           284       185       159
  Future                                             26        34       (23)
                                                  -----     -----     -----
                                                    310       219       136
                                                  -----     -----     -----
NET INCOME                                          544       345       376
                                                  -----     -----     -----


The accompanying notes are an integral part of the financial statements

STATEMENT OF RETAINED EARNINGS (NOTE 7)

(in millions of dollars)                                Unappropriated            Appropriated         Reserve Fund      Total
                                                        --------------            ------------         ------------     ------
Balance 31 December 1999                                      140                      368                   11           519

  Net Income                                                  367                        -                    9           376
  Transferred to Appropriated                                (308)                     308                    -
                                                             ----                    -----                   --         -----
Balance 31 December 2000                                      199                      676                   20           895

  Net Income                                                  323                        -                   22           345
  Transferred to Appropriated                                (262)                     262                    -
                                                             ----                    -----                   --         -----
Balance 31 December 2001                                      260                      938                   42         1,240

  Net Income                                                  530                        -                   14           544
  Transferred to Appropriated                                (442)                     442                    -
                                                             ----                    -----                   --         -----
Balance 31 December 2002                                      348                    1,380                   56         1,784
                                                             ----                    -----                   --         -----

The accompanying notes are an integral part of the financial statements.

STATEMENT OF CASH FLOWS

Year ended 31 December

(in millions of dollars)                                                       2002              2001              2000
                                                                              ------            ------            ------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES

Net Income                                                                      544               345               376
Items Not Affecting Cash or Cash Equivalents
  Amortization of Premiums and Discounts                                         27                18                24
  Future Income Taxes                                                            26                 7               (42)
Changes in
  Accrued Interest Receivable                                                    55                46               (53)
  Accounts Receivable and Other Assets                                            4                23                (6)
  Inventory of Real Estate                                                       34                52                43
  Due from the Government of Canada                                             (88)              297               (77)
  Unearned Premiums and Fees                                                    508               305               152
  Provision for Claims                                                          (75)                1               (39)
  Accounts Payable and Other Liabilities                                        100               (20)             (116)
  Accrued Interest Payable                                                      (61)              (14)               31
                                                                             ------            ------           -------
                                                                              1,074             1,060               293
                                                                             ------            ------           -------

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES

Loans and Investments in Housing Programs
  Repayments                                                                  1,085               867               497
  Disbursements                                                                (447)             (265)             (254)
Investments in Securities
  Sales and Maturities                                                        2,155             4,955             3,473
  Purchases                                                                  (3,143)           (5,297)           (3,926)
Change in Securities Purchased Under Resale Agreements                          261              (193)             (900)
                                                                             ------            ------           -------
                                                                               (89)                67           (1,110)
                                                                             ------            ------           -------

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES

Medium-term Borrowings from the Capital Markets
  Issuance                                                                    1,561             1,868             2,114
  Repayments                                                                 (2,123)           (1,265)           (1,910)
Change in Short-term Borrowings from the Capital Markets                       (147)             (660)              (48)
Repayment of Borrowings from the Government of Canada                          (218)             (232)             (217)
Change in Securities Sold Under Repurchase Agreements                          (124)               249               991
Change in Securities Sold But Not Yet Purchased                                (155)              (58)              (88)
                                                                             ------            ------           -------
                                                                             (1,206)              (98)              842
                                                                             ------            ------           -------
Increase (Decrease) in Cash and Cash Equivalents                               (221)            1,029                25

CASH AND CASH EQUIVALENTS

Beginning of Year                                                             1,660               631               606
                                                                             ------            ------           -------
End of Year                                                                   1,439             1,660               631
                                                                             ------            ------           -------
REPRESENTED BY:

Cash                                                                            (13)               70                (6)
Temporary Investments                                                         1,452             1,590               637
                                                                             ------            ------           -------
                                                                              1,439             1,660               631
                                                                             ------            ------           -------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION

Amount of Interest Paid During the Year                                       1,103             1,134             1,166
Amount of Income Taxes Paid During the Year                                     188               174               301
                                                                             ======            ======           =======

The accompanying notes are an integral part of the financial statements.

NOTES TO FINANCIAL STATEMENTS
Year ended 31 December 2002

1. CORPORATE MANDATE AND ACTIVITIES

Canada Mortgage and Housing Corporation (CMHC) was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the "CMHC Act") to carry out the provisions of the National Housing Act (the "NHA"). It is also governed by the Financial Administration Act. CMHC's mandate is to promote the construction, repair and modernization of housing, the improvement of housing and living conditions, housing affordability and choice, the availability of low-cost financing for housing, and the national well-being of the housing sector.

CMHC carries out its mandate through three broad activities: Lending,Insurance and Securitization, and Housing Programs. The financial statements reflect the combined results of these activities.

o LENDING: The Corporation makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program subsidies.

o INSURANCE AND SECURITIZATION: The Corporation provides insurance against borrower default on residential mortgages and guarantees the timely payment of principal and interest for investors in securities based on insured mortgages.

o HOUSING PROGRAMS: The Corporation receives Parliamentary appropriations which are used to fund housing programs.

2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements are prepared in accordance with Canadian generally accepted accounting principles (GAAP). GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results could differ from those estimates.

LOANS AND INVESTMENTS IN HOUSING PROGRAMS

The Corporation, independently or jointly with the Provinces, Territories, and Municipalities of Canada, funds Loans and Investments in Housing Programs.

Loans are carried at cost. Where loans contain forgiveness clauses, they are recorded net of the forgiveness which is reimbursed through Parliamentary appropriations when the loans are advanced.

Loans made under certain programs contain interest rate clauses that are lower than the interest cost on the related borrowings. Such interest losses are reimbursed through Parliamentary appropriations.

Investments in Housing Programs are carried at cost, less accumulated amortization. Amortization is calculated on a straight-line basis over the life of the investment. The Corporation's portion of net operating loss and disposal losses is reimbursed through Parliamentary appropriations.

Interest Earned on Loans and Investments in Housing Programs is recorded on an accrual basis.

INVESTMENTS IN SECURITIES

The Corporation holds Investments in Securities for both its Lending, and Insurance and Securitization activities.

o Lending: Investments are carried at amortized cost. Gains and losses that result from the sale of investments related to hedging interest rate risk associated with funding activities are deferred and amortized to Interest Expense on a straight-line basis over the term of the related debt issue. Gains and losses that result from the sale of investments related to cash management activities are included in income at the time of sale.

o Insurance and Securitization: Fixed income securities are generally purchased with the intention to hold them to maturity to meet long-term obligations, and are carried at amortized cost. The securities are written down to their market value when declines in value are other than temporary. The resulting loss is recorded in the year in which the impairment occurs. Gains and losses from disposals are deferred and amortized on a straight-line basis over the remaining life of the original investment. Premiums and discounts are deferred and amortized on a constant yield basis over the maturity period of the related investments.

           Equities are carried at cost, plus a moving average market value adjustment. The carrying value is adjusted towards market value at a rate of 15% of the annual change. Specific equities are written down to their market value when declines in the value of the entire equity portfolio are other than temporary. Net gains and losses resulting from sales of equities are deferred and amortized at 15% per annum on a declining-balance basis.

SECURITIES PURCHASED UNDER RESALE AGREEMENTS AND SOLD UNDER REPURCHASE
AGREEMENTS

Securities Purchased Under Resale Agreements consist of the purchase of securities, normally government treasury bills or bonds, with the commitment by the Corporation to resell the securities to the original seller at a specified price and date. Securities Sold Under Repurchase Agreements consist of the sale of securities with the commitment by the Corporation to repurchase the securities from the original buyer at a specified price and date. Securities Purchased Under Resale Agreements and Sold Under Repurchase Agreements are carried at cost, plus accrued interest. The difference between the sale price and the agreed repurchase price on a repurchase agreement, and the difference between the cost of the purchase and the predetermined proceeds to be received on a resale agreement are netted and recorded in income on an accrual basis.

SECURITIES SOLD BUT NOT YET PURCHASED

Where the Corporation has an obligation to deliver securities which it did not own at the time of sale, they are recorded as Securities Sold But Not Yet Purchased at fair value. Gains and losses that result from the purchase of the securities are deferred and amortized to income on a straight-line basis over the term of the related debt issue.

INVENTORY OF REAL ESTATE

Inventory of Real Estate is carried at the lower of cost or net realizable value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Net realizable value is calculated as the current market value of the property, as determined by the Corporation, less the discounted value of estimated holding and disposal costs.

For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary appropriations and net operating profits, and disposal gains are returned to the Government of Canada.

BORROWINGS FROM THE CAPITAL MARKETS

Issuance costs on borrowings from the capital markets are deferred and amortized on a straight-line basis over the term of the debt issue.

Premiums and discounts on borrowings from the capital markets are deferred and amortized on a constant yield basis over the term of the debt issue.

PREMIUMS AND FEES

Premiums are deferred and taken into income over the period covered by insurance contracts based on historical factors that reflect the long-term pattern for default risk by age of a mortgage insurance policy.

Unearned premiums represent the amount of premiums that have been deferred. Unearned premiums correspond to the estimated portion of future insurance coverage and are related to claims that have not occurred at the balance sheet date.

Guarantee fees are deferred and taken into income over the term of the related security issue on a straight-line basis.

Application fees are recognized in income when received.

Costs associated with issuing mortgage insurance policies are expensed as incurred.

PROVISION FOR CLAIMS

The Provision for Claims represents an estimate of net mortgage insurance claims expenses for defaults that have occurred on or before the balance sheet date. The provision takes into consideration the time value of money and, in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.

HOUSING PROGRAMS

Housing Programs involve expenses under the Social Housing Agreements with the Provinces and Territories of Canada, expenses related to housing programs administered by the Provinces and Territories under other agreements, and expenses related to housing programs administered by the Corporation. They also include reimbursement to the Corporation of interest and default losses on certain loans and investments in housing programs, losses on certain real estate properties, and modernization and improvement costs on certain rental properties.

Housing program expenses are funded by Parliamentary appropriations. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.

PENSION AND OTHER POST-EMPLOYMENT BENEFITS

The Corporation provides pension benefits based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The Corporation accrues its obligations under employee benefit plans and the related costs, net of plan assets.

The Corporation also maintains an unfunded supplemental pension plan and provides other post-employment benefits consisting of termination pay, life insurance and medical insurance.

The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method pro rated on service and management's best estimate of expected long-term pension plan investment performance,salary increases, retirement ages of employees, mortality of members and expected health care costs.

Costs are determined as the cost of employee benefits for the current year's service,interest expense on the accrued benefit obligation,expected investment return on the fair value of plan assets and the amortization of the transitional asset/obligation,the deferred actuarial gains/losses and the deferred past service costs. For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

The transitional asset/obligation, and past service costs are amortized over the remaining service period for active employees under the plans. The excess of the net actuarial gain/loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is amortized over the remaining service period for active employees under the plans.

DERIVATIVE FINANCIAL INSTRUMENTS

The Corporation enters into derivative financial instruments (interest rate swaps and cross currency swaps) in order to hedge its exposures to market risks such as interest rate risk and foreign exchange risk. The Corporation does not use derivative financial instruments for trading or speculative purposes.

For derivative financial instruments used to hedge interest rate risk, realized gains and losses are recorded as adjustments to Interest Expense on an accrual basis. The related amount payable to or receivable from counterparties is included in accrued interest. For derivative financial instruments used to hedge foreign exchange risk,translation gains and losses on the instrument are offset by translation gains and losses on the related debt.

Gains and losses resulting from early termination of these contracts are deferred and amortized to Interest Expense on a straight-line basis over the remaining term of the underlying exposure.

3. LOANS AND INVESTMENTS IN HOUSING PROGRAMS

The Corporation makes loans and investments in housing programs either independently or jointly with provincial, territorial,and municipal authorities. These loans and investments were issued for terms up to 50 years. Of the total portfolio, $14,404 million, or 99% (2001 - $15,080 million or 99%) are due and payable beyond five years.

Approximately $13,679 million, representing 94% (2001 - $14,223 million, or 93%) of the loans and investments in housing programs are supported with housing program subsidies.

The Corporation is assured full collection of principal and interest on the majority of the portfolio from the Provinces and Territories through provisions in social housing agreements (37%),the Government of Canada through provisions in the NHA (26%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (3%). Default losses on the remainder of the portfolio (34%) are accounted for in the Corporation's Insurance activity,and accordingly have been included in the determination of Provision for Claims and Unearned Premiums.

4. INVESTMENTS IN SECURITIES

The following table shows the maturity structure and average yield of Investments in Securities.

                                                               Term to Maturity
                                                           -----------------------
                                          Within            1 to 3           3 to 5        Over 5       2002           2001
(in millions of dollars)                  1 Year            Years            Years         Years
                                         -------           -------          -------       -------      ------         ------
FIXED INCOME

Securities Issued or Guaranteed by:
  Government of Canada                       28               272              535         1,095        1,930          1,646
  Provinces/Municipalities                  104               199               69           861        1,233            983
  Corporate Entities                        145               480              308           656        1,589          1,338
                                         ------            ------           ------        ------       ------         ------
  Total Fixed Income                        277               951              912         2,612        4,752          3,967
  Yield                                    5.40%             5.38%            5.05%         5.87%        5.59%          5.74%
EQUITIES (no specific maturity)                                                                           666            515
                                         ------            ------           ------        ------       ------         ------
TOTAL                                       277               951              912         2,612        5,418          4,482
                                         ======            ======           ======        ======       ======         ======

Sales of investments during 2002 resulted in a net gain of $33 million (2001 - $51 million, 2000 - nil) that has been deferred. Cumulative deferred gains now totaling $67 million (2001 - $64 million) are included in Accounts Payable and Other Liabilities and will be brought into income in accordance with accounting policies described in Note 2.

5. INCOME TAXES

The Corporation is a prescribed Crown corporation for tax purposes and, as such, is subject to federal income tax. It is not subject to provincial income tax.

The Corporation's statutory tax rate consists of basic tax, surtax, and large corporations tax.

Taxes at the statutory tax rate and at the effective tax rate are:

(in millions of dollars)                                               2002              2001             2000
                                                                       ----              ----             ----
Statutory Tax Rate                                                       37%               39%              38%
                                                                       ----              ----             ----
Income Taxes Based on Statutory Tax Rate                                311               219              196
Future Income Taxes not Previously Recorded                              --                --              (80)
Impact on Future Income Tax Assets Resulting from
Reduction in Tax Rates                                                    3                (5)              20
Other                                                                   (4)                 5               --
                                                                       ----              ----             ----
Income Tax Expense                                                      310               219              136
                                                                       ----              ----             ----
Effective Tax Rate                                                       36%               39%              26%
                                                                       ====              ====             ====

Future Income Tax Assets consist of the following temporary differences between the tax basis of assets and liabilities and their carrying amount on the balance sheet.

(in millions of dollars)                                                        2002                    2001
                                                                                ----                    ----
Provisions                                                                        31                      47
Deferred Revenue                                                                  33                      25
Expenses Incurred But Not Yet Disbursed                                           18                      23
Appreciation in Value of Equities                                                (6)                       4
Other                                                                              1                       4
                                                                                ----                    ----
Future Income Tax Assets                                                          77                     103
                                                                                ====                    ====

6. BORROWINGS

The Corporation borrows from the capital markets and from the Government of Canada under provisions of the CMHC Act to finance Loans and Investments in Housing Programs.

The Corporation has authority to borrow a maximum of $20 billion from sources other than the Government of Canada.

The following table provides the maturity structure and average yield of borrowings.

                                                                Capital Markets                Government
                                                        Short-term           Medium-term        of Canada
(in millions of dollars)                                Borrowings            Borrowings                        Total
                                                      --------------       ---------------   ---------------    ------
2003                                                  845      2.82%       1,889     5.20%     244     8.70%     2,978
2004                                                                       2,290     5.64%     187     8.72%     2,477
2005                                                                       2,208     6.29%     195     8.75%     2,403
2006                                                                       1,253     5.17%     195     8.79%     1,448
2007                                                                       1,265     5.01%     202     8.93%     1,467
2008-2012                                                                    397     5.75%   1,073     8.68%     1,470
Thereafter                                                                                   3,378     9.21%     3,378
                                                     ----      -----       -----    ------   -----     -----    ------
                                                      845      2.82%       9,302     5.56%   5,474     9.04%    15,621
                                                     ====      =====       =====    ======   =====     =====    ======


Short-term borrowings are comprised of commercial paper. Medium-term borrowings include bonds and medium-term notes.

Medium-term borrowings from the capital markets include U.S. denominated debt. This debt is translated to Canadian dollars at the exchange rate prevailing on the balance sheet date. Foreign exchange exposure is fully hedged through the use of cross currency swaps, for both interest and principal payments. Swap contracts in place transform U.S. denominated debt into expected net obligations in Canadian dollars at an agreed upon rate established by the associated swap contracts.

The foreign denominated medium-term borrowings are:

(in millions of dollars)                                     2002         2001
                                                             ----        ------
U.S.Dollar Obligations                                        500         1,000
U.S.Dollar Obligations Translated to Canadian Dollars
  Based on Year End Rate                                      789         1,593
  Based on Rate Established Under Swap Contract               726         1,419
                                                             ====        ======

7. RETAINED EARNINGS

Retained earnings generated by the Insurance and Securitization activity that have not been set aside for specific purposes are reflected as unappropriated.

Retained earnings generated by the Insurance and Securitization activity that have been set aside for (1) the purposes of capitalization and additional policy reserves consistent with actuarial factors developed by the Office of the Superintendent of Financial Institutions, and (2) other purposes authorized by the Government of Canada are reflected as appropriated.

Retained earnings generated by the Lending activity are reflected as the Reserve Fund. The Reserve Fund is established by legislation and is currently limited to $100 million.

8. HOUSING PROGRAMS

The Corporation provides payments to support housing programs which are funded by Parliamentary appropriations.

The following table shows the distribution of expenses by major housing program.

(in millions of dollars)                                  2002        2001       2000
                                                         -----       -----      -----
Programs Transferred to Provinces/Territories              964         963        964
                                                         -----       -----      -----
Non-Transferred Programs
  Non-Profit                                               252         248        263
  Public Housing                                           129         125        113
  On Reserve                                                89          92         96
  Co-operatives                                             84          83         98
  Rent Assistance                                           71          63         63
  Urban Native                                              49          52         53
  Rural and Native Housing                                  24          23         72
  Affordable Housing                                        19          --         --
  Limited Dividend                                          13          13         14
                                                         -----       -----      -----
  Sub-total                                                730         699        772
                                                         -----       -----      -----
Renovation Programs                                        105         123        106
Research and Information Transfer                            9           9          9
Other                                                       20          (5)        62
                                                         -----       -----      -----
TOTAL                                                    1,828       1,789      1,913
                                                         =====       =====      =====

As described in Note 2, Housing Program Expenses include reimbursement to the Corporation of:

o interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

o net operating losses on certain investments in housing programs and real estate properties; and

o net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties.

The following table summarizes these expenses.

(in millions of dollars)                    2002          2001         2000
                                            ----          ----         ----
Interest Losses:
  incurred in the current year                77            83           78
  incurred in prior years                     21            26           28
                                            ----          ----         ----
Sub-total                                     98           109          106
                                            ----          ----         ----
Net Operating Losses                          18            17            4
Net Default and Disposal Losses                4             4           12
                                            ----          ----         ----
TOTAL                                        120           130          122
                                            ====          ====         ====

The total reimbursement for interest losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating,default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis.

In addition,the Corporation is reimbursed for operating costs associated with the delivery of housing programs. The reimbursement of operating expenses for 2002 of $81 million (2001 - $68 million, 2000 - $83 million) is shown in the Income Statement as Parliamentary Appropriations for Operating Expenses.

9. OTHER EXPENSES

Other Expenses include the Corporation's support of federal public policy initiatives related to housing. For 2001, they included $18 million towards the Province of Quebec's Assistance Program for owners of pyrite-damaged residential buildings. For 2000, they included $28 million for assistance to homeowners in British Columbia with moisture damaged homes.

10. DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are financial contracts whose value is derived from price movements in one or more underlying securities,indices or other instruments or derivatives. The Corporation uses derivatives in connection with its risk management activities.

These financial contracts are used to hedge exposures to market risks such as interest rate risk and foreign exchange risk. These contracts include:

o Interest rate swaps to hedge reinvestment risk, refinancing risk, or mismatches in the timing of receipts on assets versus payments on liabilities.

o Cross currency swaps to hedge foreign exchange risk arising from foreign denominated debt.

The table below provides the notional amounts of the Corporation's derivative transactions by term to maturity. Notional amounts,which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value,or the potential gain or loss associated with the credit or market risk of such instruments.

                                 Within     1 to 3       3 to 5      Over 5       2002       2001
(in millions of dollars)         1 Year      Years        Years       Years
                                 ------     ------       ------      ------      ------    -------
Interest Rate Swaps               4,204      7,083        5,305         777      17,369     16,601
Cross Currency Swaps                           726                                  726      1,419
                                 ------     ------       ------      ------      ------    -------
                                  4,204      7,809        5,305         777      18,095     18,020
                                 ======     ======       ======      ======      ======    =======

11. MARKET RISK

Market risk is the potential adverse impact on the Corporation's earnings and economic value due to adverse changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.

INTEREST RATE RISK

The Corporation manages interest rate risk through the implementation of policies which include risk limits for the Lending activity and for Insurance and Securitization investment activities.

Interest rate risk associated with the Lending activity is managed through asset and liability matching, hedging and capital market strategies.

CMHC's Insurance and Securitization investment portfolios are managed to ensure that price sensitivity relative to benchmark indices is controlled, and that appropriate asset diversification requirements are in place to respect the liability profile.

The table below provides details regarding the Corporation's exposure to interest rate risk. On and off-balance sheet financial instruments are reported based on the earlier of their contractual repricing dates or maturity dates. Effective interest rates are disclosed where applicable. The effective rates shown represent historical rates for fixed rate instruments carried at amortized cost and rates to reset for floating rate instruments.

                                       Within          1 to 5          Over 5           No            Non           2002      2001
                                       1 Year           Years           Years        Specific       Interest
(in millions of dollars)                                                             Maturity      Sensitive
                                      -------          -------        -------       ---------      ---------        ------    ------
ASSETS

Loans and Investments in
Housing Programs                        2,462           7,197           4,913                             29        14,601    15,239
  Effective Interest Rate                6.03%           6.13%           8.50%
Investments in Securities                 277           1,863           2,612             666                        5,418     4,482
  Effective Interest Rate                3.09%           3.85%           5.23%
Cash and Cash Equivalents               1,235             204                                                        1,439     1,660
  Effective Interest Rate                2.77%           3.92%
Securities Purchased Under
Resale Agreements                       1,205                                                                        1,205     1,466
  Effective Interest Rate                3.78%

LIABILITIES

Borrowings from the Capital Markets     2,734           7,016             397                                       10,147    10,986
  Effective Interest Rate                4.46%           5.65%           5.75%
Borrowings from the Government
  of Canada                               244             779           4,451                                        5,474     5,692
  Effective Interest Rate                8.70%           8.80%           9.08%
Securities Sold Under Repurchase
  Agreements                            1,116                                                                        1,116     1,240
  Effective Interest Rate                4.27%
Securities Sold But Not Yet Purchased      73                                                                           73       228
  Effective Interest Rate                5.00%

OFF-BALANCE SHEET
FINANCIAL INSTRUMENTS

DERIVATIVE FINANCIAL
INSTRUMENTS (notional)

Receivable Position                     3,536           7,215             430                            6,914      18,095    18,020
  Effective Interest Rate                4.56%           5.62%           5.50%
Payable Position                        3,536           7,215             430                            6,914      18,095    18,020
  Effective Interest Rate                4.29%           5.53%           5.37%
                                         -----           -----           -----                           -----      ------    ------

Some of the Corporation's Loans and Investments in Housing Programs contain prepayment and/or repricing options. As the Corporation does not have the right to prepay its borrowings from the Government of Canada without penalty, the Corporation is exposed to interest rate risk. While it is difficult to predict prepayment activity, CMHC has estimated the potential impact of prepayment activity on earnings using a range of scenarios. Although unlikely given historical levels,the worst case scenario on future prepayment/repricing activities suggests that the Corporation could be subject to a decrease in earnings of as much as $514 million over a 19-year time horizon, or an average decline of $27 million per year.

FOREIGN EXCHANGE RISK

All currency exposure arising from foreign denominated debt issuance is hedged in accordance with the Corporation's policy.

12. CREDIT RISK

Credit risk is the risk of loss arising from a counterparty's inability to fulfill its contractual obligations. Credit risk includes default risk,settlement risk, and downgrade risk and encompasses both the probability of loss and the probable size of the loss, net of recoveries and collateral, over appropriate time horizons. CMHC is exposed to credit risk from various sources directly and indirectly, including directly from its investment,lending and hedging transactions and indirectly from potential claims arising from the Corporation's Insurance and Securitization activity.

The Corporation manages credit risk associated with investments and derivatives through the implementation of policies which include counterparty credit limits and diversification of credit risk. A credit risk management function, which is independent of the business activities, monitors and evaluates credit risk exposures and the credit-worthiness of counterparties on a regular basis.

CASH EQUIVALENTS AND INVESTMENTS IN SECURITIES

The table below shows the distribution of credit exposure. The exposure is divided into short-term (less than one year) and long-term (greater than one year). The majority of the short-term exposure, 84%, is rated "R-1 high" or equivalent, and 68% of long-term exposure is to "AAA" and "AA" rated counterparties.

The credit risk arising from cash equivalents and investments in securities is considered to be the fair value of these positions, including accrued interest. Where legally enforceable through contractual repurchase/reverse repurchase agreements, transaction exposures to counterparties are netted against collateral to derive the Corporation's overall net credit exposure to counterparties for repurchase/reverse repurchase transacting.

                                                  Cash       Investments          2002           2001
(in millions of dollars)                   Equivalents     in Securities
FIXED INCOME

  Short-term                                     1,523               285         1,808          1,736
  Long-term                                                        4,710         4,710          3,909
                                                 -----             -----         -----          -----
  Total Fixed Income                             1,523             4,995         6,518          5,645
EQUITIES                                                             644           644            529
                                                 -----             -----         -----          -----
TOTAL                                            1,523             5,639         7,162          6,174
                                                 =====             =====         =====          =====

The Corporation's credit risk related to concentration of investments is diversified across sectors as follows:

                                                      Cash          Investments       2002       2001
(in millions of dollars)                           Equivalents     in Securities
                                                   -----------     -------------    -------    -------
FIXED INCOME

Securities Issued or Guaranteed by:
Government of Canada                                     535             2,022        2,557      2,299
Provinces/Municipalities                                                 1,312        1,312      1,014
Corporate Entities                                       988             1,661        2,649      2,332
                                                       -----             -----        -----      -----
Total Fixed Income                                     1,523             4,995        6,518      5,645
EQUITIES                                                                   644          644        529
                                                       -----             -----        -----      -----
TOTAL                                                  1,523             5,639        7,162      6,174
                                                       =====             =====        =====      =====

DERIVATIVE FINANCIAL INSTRUMENTS

The credit risk associated with derivatives is normally a fraction of the notional amount of the derivative instrument. For internal risk management purposes, the credit risk arising from a derivative transaction is considered to be the estimated fair value plus an estimate for potential exposure. The Corporation subjects its derivative related credit risks to the same policies that it uses for managing other transactions that create credit exposure.

The table below shows the credit exposure of the Corporation's derivatives by term to maturity.

                              Within        1 to 3         3 to 5        Over 5          2002          2001
(in millions of dollars)      1 Year         Years          Years         Years
                             -------        ------         ------        ------          ----          ----
Interest Rate Swaps               68           136             95            25           324           260
Cross Currency Swaps                           152                                        152           286
                                 ---           ---            ---           ---           ---           ---
                                  68           288             95            25           476           546
                                 ===           ===            ===           ===           ===           ===

Where legally enforceable through International Swaps and Derivatives Association master swap agreements various derivative transaction exposures to counterparties are netted to derive the Corporation's overall net credit exposures to counterparties. The table below shows the Corporation's fair value of derivatives by counterparty credit rating. The Corporation has netting agreements in place with all counterparties.

(in millions of dollars)                                      AAA            AA          2002           2001
                                                             ----           ---          ----           ----
Fair Value                                                     33           443           476            546
                                                             ----           ---          ----           ----

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

The amounts set out below represent the fair values of on- and off-balance sheet financial instruments using the valuation methods and assumptions referred to below. Fair value amounts are designed to represent estimates of the amounts at which instruments could be exchanged in a current transaction between willing parties.

As many of the Corporation's financial instruments lack an available trading market, fair values are based on estimates using present value and other valuation techniques. These techniques are significantly affected by the assumptions used concerning the amount and timing of estimated future cash flows and discount rates which reflect varying degrees of risk. Due to the use of subjective judgment and uncertainties, the fair value amounts should not be interpreted as being realizable in an immediate settlement of the instruments.

                                                                         2002                     2001
                                                               ---------------------     ---------------------
                                                                Carrying        Fair     Carrying         Fair
(in millions of dollars)                                          Value        Value        Value        Value
                                                               ---------     -------     ---------     -------
ASSETS

Loans and Investments in Housing Programs                        14,601       16,660       15,239       17,105
Investments in Securities                                         5,418        5,585        4,482        4,584
Cash and Cash Equivalents                                         1,439        1,440        1,660        1,660
Securities Purchased Under Resale Agreements                      1,205        1,205        1,466        1,466
Accrued Interest Receivable                                         372          372          427          427
Accounts Receivable and Other Assets                                178          178          287          287
Due from the Government of Canada                                   106          106           18           18

LIABILITIES

Borrowings from the Capital Markets                              10,147       10,579       10,986       11,229
Borrowings from the Government of Canada                          5,474        7,447        5,692        7,494
Securities Sold Under Repurchase Agreements                       1,116        1,116        1,240        1,240
Accounts Payable and Other Liabilities                              442          442          342          342
Accrued Interest Payable                                            172          172          233          233
Securities Sold But Not Yet Purchased                                73           73          228          228

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

DERIVATIVE FINANCIAL INSTRUMENTS

  In a Net Receivable Position                                                   194                       306
  In a Net Payable Position                                                       41                        28
                                                               ---------     -------     ---------     -------

Fair values of the following financial instruments are determined by reference to quoted market prices:

  Investments in Securities
  Cash and Cash Equivalents
  Borrowings from the Capital Markets (Medium-term)

Fair values of the following financial instruments are estimated using net present value analysis:

  Loans and Investments in Housing Programs
  Borrowings from the Government of Canada
  Derivative Financial Instruments

The fair values of all other financial instruments are equal to carrying values due to their short-term nature.

14. ACTUARIAL VALUATION OF INSURANCE ACTIVITIES

ROLE OF THE APPOINTED ACTUARY

The actuary is appointed by the Corporation's management. With respect to preparation of these statements,the actuary is required to carry out a valuation of the policy liabilities of the mortgage insurance activity and to provide an opinion to the Corporation's management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims on the expired portion of policies and of future obligations on the unexpired portion of policies. In performing the valuation of the liabilities for these contingent future events, which are by their very nature inherently variable,the actuary makes assumptions as to future claim rates,average loss on claims,trends,expenses and other contingencies, taking into consideration the circumstances of the Corporation and the nature of the insurance policies.

The valuation is based on projections of future losses on claims and related expenses. It is certain that the actual future claims will not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories not sufficiently recognized in the claims database.

PROJECTION OF SEPTEMBER VALUATION

The actuarial valuation is produced as of 30 September each year. The Corporation determines provisions for claims and unearned premiums at 31 December using valuation factors taking into account new business, claims, and interest for the last quarter.

NATURE OF PROVISION FOR CLAIMS

The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances,and is therefore a complex and dynamic process, influenced by a large variety of factors. These factors include the Corporation's past experience, historical trends in reporting patterns, level of outstanding claims in process, average claim rates (claim frequency), average loss on claims (claim severity), and recent past and projected economic conditions influencing immediate future claim levels.

These factors are continually evolving and changing as they are affected by underwriting and claim settlement procedures, actuarial studies, professional experience, the quality of data utilized for projection purposes, economic conditions, and general credit behaviour. Consequently, the establishment of the Provision for Claims necessarily involves risks that the actual results will deviate, perhaps substantially, from the best estimates made.

All provisions are periodically reviewed and evaluated in light of emerging claim experience and changing circumstances. The resulting changes in estimates of the ultimate liability are recorded as adjustments to provisions in the accounting period in which they are determined.

15. INSURANCE AND SECURITIZATION IN FORCE

MORTGAGE INSURANCE

Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $250 billion. At 31 December 2002, insurance policies in force totaled $224 billion (2001 - $211 billion).

SECURITIZATION

Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $250 billion. At 31 December 2002, guarantees in force totaled $45 billion (2001 - $35 billion) which includes amounts guaranteed under the Canada Mortgage Bonds program as described in Note 20.

16.  EMPLOYEE FUTURE BENEFITS

The Corporation has a defined benefit pension plan and a supplemental pension plan. The Corporation also provides other post-employment benefits. Information about the employee future benefits is as follows:


                                                             Pension Plans                         Other
                                                                                              Post-employment
                                                                                                  Benefits
                                                      ---------------------------        --------------------------
(in millions of dollars)                                 2002              2001             2002            2001
                                                      ----------        ---------        ---------        ---------
ACCRUED BENEFIT OBLIGATION
  Balance, Beginning of Year                                857              822               82               76
  Current Service Cost                                       15               14                1                1
  Employees' Contributions                                    2                2               --               --
  Interest Cost                                              57               55                5                5
  Benefits Paid                                             (47)             (47)              (3)              (2)
  Actuarial Loss (Gain)                                     (10)              11               (3)               2
                                                      ----------        ---------        ---------        ---------
Balance, End of Year                                        874              857               82               82
                                                      ----------        ---------        ---------        ---------
PLAN ASSETS
  Fair Value, Beginning of Year                             964            1,035               --               --
  Actual Return on Plan Assets                              (48)             (27)              --               --
  Employer's Contributions                                    1                1                3                3
  Employees' Contributions                                    2                2               --               --
  Benefits Paid                                             (47)             (47)              (3)              (3)
                                                      ----------        ---------        ---------        ---------
  Fair Value, End of Year                                   872              964               --               --
                                                      ----------        ---------        ---------        ---------
Funded Status - Plan Surplus (Deficit)                       (2)             107              (82)             (82)
Unamortized Net Actuarial Loss                              205              104                9               12
Unamortized Past Service Costs                               74               82               --               --
Unamortized Transitional Obligation (Asset)                (241)            (271)              38               42
                                                      ----------        ---------        ---------        ---------
Accrued Benefit Asset (Liability)                            36               22              (35)             (28)
                                                      ==========        =========        =========        =========

Included in pension plans are amounts in respect of an unfunded supplemental pension plan as follows:


                                                            Supplemental
                                                            Pension Plan
                                                        --------------------
(in millions of dollars)                                2002            2001
                                                        ----            ----
  Fair Value of Plan Assets                               --              --
  Accrued Benefit Obligation                              22              21
                                                         ----            ----
  Funded Status - Plan Surplus (Deficit)                 (22)            (21)
                                                         ====            ====

The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities.

In performing the actuarial valuations of employee future benefits, certain assumptions are adopted. These assumptions include a 7% (2001 - 7%) discount rate and long-term rate of return on plan assets, and a 4% (2001 - 4%) rate of compensation increase. A 10% (2001 - 15%) increase in health care costs was assumed for 2002, with 1.3% (2001 - 2.5%) decreases per year thereafter to an ultimate trend rate of 5%.The average remaining service period is 11 years (2001
- 11 years) for pension plans and 12 years (2001 - 13 years) for other post-employment benefits.

As a result of the excess funded status of the defined benefit pension plan, the Corporation has been required to take a legally mandated contribution holiday since 1997.

The Corporation's net benefit plan expense is as follows:


                                              Pension Plans             Other
                                                                   Post-employment
                                                                      Benefits
                                              --------------       ---------------
(in millions of dollars)                      2002      2001        2002      2001
                                              ----      ----        ----      ----

  Current Service Cost,
  Net of Employees' Contributions               15        14           1         1
  Interest Cost                                 57        55           6         5
  Expected Return on Plan Assets               (63)      (68)         --        --
  Amortization of Transitional
  Obligation (Asset)                           (30)      (30)          3         4
  Amortization of Past Service Cost              8         8          --        --
                                              ----      ----        ----      ----
  Net Benefit Plan Expense (Credit)            (13)      (21)         10        10
                                              ====      ====        ====      ====

17. SEGMENTED INFORMATION

As described in Note 1, the Corporation carries out its mandate through three activities: Lending, Insurance and Securitization, and Housing Programs. For segmented information purposes, the Insurance and Securitization activity is segregated into its two components. The financial results of each activity are determined using the accounting policies described in Note 2.

The Lending activity includes certain Corporate items which are not allocated to each activity. The Housing Program activity includes reimbursements to the Lending activity as described in Notes 8 and 18. These reimbursements are not eliminated in the table below.

                                       Lending        Insurance     Securitization     Housing        Elimination of      Total
                                                                                       Programs       Inter-Segment
                                                                                                          Items
                                   --------------   --------------  --------------   -------------    --------------  --------------
(in millions of dollars)            2002     2001    2002     2001   2002    2001     2002    2001     2002    2001     2002    2001
                                  ------   ------   -----    -----  -----   -----    -----   -----    -----   -----    -----   -----
Interest Earned                    1,100    1,184                                                        --      --    1,100   1,184
Investment Income                     --       --     292      276      7       8                        (6)     (6)     293     278
Premiums,Fees and
Parliamentary Appropriations          --       --     797      726     25      19    1,909   1,857       --      --    2,731   2,602
                                  ------   ------   -----    -----  -----   -----    -----   -----    -----   -----    -----   -----

Total Revenues                     1,100    1,184   1,089    1,002     32      27    1,909   1,857       (6)     (6)   4,124   4,064
                                  ------   ------   -----    -----  -----   -----    -----   -----    -----   -----    -----   -----
Interest Expense                   1,048    1,126                                                        (6)     (6)   1,042   1,120
Operating Expenses                    20       23     118      104      5       6       81      68       --      --      224     201
Housing Programs, Net
Claims and Other Expenses              2      (3)     175      391    (1)       2    1,828   1,789       --      --    2,004   2,179
                                  ------   ------   -----    -----  -----   -----    -----   -----    -----   -----    -----   -----
Total Expenses                     1,070    1,146     293      495      4       8    1,909   1,857       (6)     (6)   3,270   3,500
                                  ------   ------   -----    -----  -----   -----    -----   -----    -----   -----    -----   -----
Income Taxes                          16       16     283      193     11      10                                        310     219
Net Income                            14       22     513      314     17       9                                        544     345
                                  ------   ------   -----    -----  -----   -----                                      -----   -----
Direct Lending Loans               8,938    9,303                                                        --      --    8,938   9,303
Other Loans and Investments
in Housing Programs                5,663    5,936                                                        --      --    5,663   5,936
Investments in Securities            226      239   5,152    4,231    135     107                       (95)    (95)   5,418   4,482
Other Assets                       1,427    2,024   2,016    2,064     48      28                        (8)    (15)   3,483   4,101
                                  ------   ------   -----    -----  -----   -----                     -----   -----    -----   -----
Total Assets                      16,254   17,502   7,168    6,295    183     135                      (103)   (110)  23,502  23,822
                                  ------   ------   -----    -----  -----   -----                     -----   -----    -----   -----
Capital Market Borrowings         10,242   11,081                                                       (95)    (95)  10,147  10,986
Government of Canada
Borrowings                         5,474    5,692                                                                      5,474   5,692
Unearned Premiums
and Fees                                            3,575    3,087     74      54                                      3,649   3,141
Other Liabilities                    457      662   1,958    2,086     16       5                        (8)    (15)   2,423   2,738
                                  ------   ------   -----    -----  -----   -----                     -----   -----    -----   -----
Total Liabilities                 16,173   17,435   5,533    5,173     90      59                      (103)   (110)  21,693  22,557
                                  ------   ------   -----    -----  -----   -----                     -----   -----    -----   -----
Equity                                81       67   1,635    1,122     93      76                                      1,809   1,265
                                  ------   ------   -----    -----  -----   -----                                      -----   -----

18. RELATED PARTY TRANSACTIONS

The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. The Corporation enters into transactions with certain of these entities in the normal course of business. All material related party transactions are either disclosed below or in relevant notes.

Interest and default losses on certain loans and investments in housing programs and losses on certain real estate properties are reimbursed through Parliamentary appropriations. The total of such reimbursements, which are not considered subsidies to others, amounted to $120 million (2001 - $130 million, 2000 - $122 million) of which $98 million (2001 - $109 million,2000 - $106 million) is included in Interest Earned on Loans and Investments in Housing Programs. The reimbursement for 2002 includes $27 million (2001 - $33 million) towards the losses incurred by the Corporation as a result of the prepayment and repricing activity described in Note 11, of which $21 million (2001 - $26 million) relates to losses incurred in prior years. The 2000 figure included $28 million for prior year interest rate losses on the Rural and Native Housing Program.

In recognition of the Government of Canada's financial backing to support CMHC's Insurance and Securitization activity, the Corporation pays the Government annual fees. The fees for 2002 are $38 million (2001 - $33 million, 2000 - $27 million) and are included in Other Expenses.

The interest expense related to Borrowings from the Government of Canada is $506 million (2001 - $525 million).

In exchange for real estate transferred to Canada Lands Company CLC Limited in 1998 and 1999, the Corporation holds notes receivable at 7.35% due by 2014. The amount due to the Corporation is $36 million (2001 - $42 million) including accrued interest.

19. COMMITMENTS

Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $45 million at 31 December 2002 (2001 - $53 million). The majority (93%) of these outstanding commitments pertain to social housing loans which are normally advanced within a two-year period.

Total remaining contractual obligations for Housing Programs extend for periods up to 35 years. Uncertainty in forecasting the economic factors used to calculate the financial obligations precludes reasonable estimation beyond five years.

Estimated obligations for the next five years are:

(in millions of dollars)                    2003        2004       2005        2006       2007
                                           ------      ------     ------      ------     ------
                                           1,802        1,773      1,743       1,723      1,722

20. CANADA HOUSING TRUST

Canada Housing Trust (CHT) is a special purpose trust which purchases,from various financial institutions, ownership interests in eligible housing loans,such as National Housing Act mortgage-backed securities (NHA MBS),and issues Canada Mortgage Bonds (CMB).

The Trustee of CHT has entered into agreements with a number of parties to provide various services to CHT, including CMHC. Under one such agreement, CMHC has guaranteed the timely payment of the interest payments and the principal at maturity on all CMB issued by CHT to date.

In addition,under a Financial Services Advisor (FSA) Agreement, CMHC performs a number of other services for CHT, including gauging market demand for bond issuance and assessing the potential supply of housing loans available to be packaged for sale to CHT.

At 31 December 2002,CMHC had guarantees in force totaling $17.9 billion (2001 - $4.7 billion) of CMB issued by CHT. Once provided, the CMHC guarantee on CMB becomes an obligation of the Government of Canada and irrevocable until full repayment of the CMB at maturity (typically within five years of issuance).

21. CONTINGENT LIABILITIES

There are legal claims of $23 million (2001 - $27 million) against the Corporation. Due to the uncertainty of the outcome of these claims, no provision for loss has been made.

22. COMPARATIVE FIGURES

Comparative figures have been reclassified to conform to the 2002 statement presentation.

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